Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTERSEARCH GROUP, INC. (“Buyer”)

LA JOLLA ACQUISITION CORPORATION (“Merger Sub”)

LA JOLLA INTERNET PROPERTIES, INC. (“Company”)

AND

THE COMPANY SHAREHOLDERS

February 9, 2005

TABLE OF CONTENTS

1.	Definitions		1

2.	Basic Transaction		4
	2.1	The Merger	4
	2.2	The Closing	4
	2.3	Actions at the Closing	4
	2.4	Effect of Merger	4
	2.5	Conversion of Company Common Shares	4
	2.6	Intentionally Omitted	5
	2.7	No Fractional Shares	5
	2.8	Merger Sub Shares	5
	2.9	Procedure for Payment	5
	2.10	Closing of Transfer Records	6
	2.11	Dissenting Shares	6
	2.12	Taking of Necessary Action; Future Action	6

3.	Representations and Warranties Relating to the Company		6
	3.1	Organization, Qualification, and Corporate Power	7
	3.2	Capitalization	7
	3.3	Authorization of Transaction	7
	3.4	Noncontravention	7
	3.5	Financial Statements	7
	3.6	Events Subsequent to Most Recent Fiscal Quarter End	8
	3.7	Undisclosed Liabilities	8
	3.8	Litigation	8
	3.9	Tax Matters	8
	3.10	Labor Matters	9
	3.11	Environmental Matters	10
	3.12	Material Contracts and Agreements	10
	3.13	Intellectual Property	10
	3.14	Certain Fees	10
	3.15	Company Board of Directors Action	10

4.	Representations and Warranties of Company Shareholders		11
	4.1	Powers, Binding Effect, Etc.	11
	4.2	No Breach or Violation	11
	4.3	Brokers’ Fees	11
	4.4	Approval of Merger	12
	4.5	Investment	12
	4.6	Company Common Shares	12
	4.7	Tax Matters	13

5.	Representations and Warranties Relating to Buyer		13
	5.1	Organization	13

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	5.2	Capitalization	13
	5.3	Authorization of Transaction	13
	5.4	Noncontravention	13
	5.5	Financial Statements	14
	5.6	Certain Fees	14
	5.7	Continuity of Business Enterprise	14
	5.8	Board of Directors Action	14

6.	Covenants		15
	6.1	Interim Operations	15
	6.2	Access and Information	16
	6.3	Certain Filings, Consents and Arrangements	16
	6.4	State Takeover Statutes	16
	6.5	Employee Matters	16
	6.6	Survival of Representations and Agreement	17
	6.7	Indemnification and Insurance	17
	6.8	Special Company Meeting	18
	6.9	Additional Agreements	18
	6.10	Certain Litigation	18
	6.11	Tax Treatment	18

7.	Conditions to Obligation to Close		19
	7.1	Conditions to Obligation of Buyer and Merger Sub	19
	7.2	Conditions to Obligations of Company	20

8.	Termination		21
	8.1	Termination of Agreement	21
	8.2	Effect of Termination	21

9.	Miscellaneous		22
	9.1	Press Releases and Public Announcements	22
	9.2	No Third Party Beneficiaries	22
	9.3	Entire Agreement	22
	9.4	Succession and Assignment	22
	9.5	Counterparts	22
	9.6	Headings	22
	9.7	Notices	23
	9.8	Governing Law	23
	9.9	Amendments and Waivers	23
	9.10	Severability	24
	9.11	Expenses	24
	9.12	Construction	24
	9.13	Incorporation of Schedules	24

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER dated as of as of February 9, 2005, is entered into by and among INTERSEARCH, GROUP INC., a Florida corporation (“Buyer”), LA JOLLA ACQUISITION CORPORATION, a Nevada corporation (“Merger Sub”), LA JOLLA INTERNET PROPERTIES, INC., a Nevada corporation (“Company”), and the shareholders of the Company listed on the signature pages hereto (collectively, the “Company Shareholders”). Buyer, Merger Sub, Company, and the Company Shareholders are referred to individually herein as a “Party” and collectively herein as the “Parties”.

This Agreement contemplates a merger of Merger Sub, a newly formed, wholly owned first tier Subsidiary of Buyer with and into Company in a reorganization pursuant to Code § 368(a) whereby the Company Shareholders will receive voting common stock of Buyer in exchange for all of their capital stock in Company, all pursuant to the plan of reorganization set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1. Definitions.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Articles of Merger” has the meaning set forth in Section 2.3 below.

“Buyer” has the meaning set forth in the preface above.

“Buyer Common Share” means any share of the Common Stock, $0.001 par value per share, of Buyer.

“Buyer Preferred Share” means any share of the Series B Preferred Stock, $0.001 par value per share, of Buyer.

“Buyer Shares” means the Buyer Preferred Shares and Buyer Common Shares issuable pursuant to Sections 2.5 and 2.6 hereof.

“Certificate” and “Certificates” have the meanings set forth in Section 2.9 below.

“Certificate of Incorporation” has the meaning set forth in Section 2.4(b) below.

“Claim” and “Claims” have the meanings set forth in Section 6.7(a) below.

“Closing” has the meaning set forth in Section 2.2 below.

“Closing Date” has the meaning set forth in Section 2.2 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company Common Share” means any share of the Common Stock, $.01 par value per share, of Company.

“Company Shareholder” has the meaning set forth in the preface above.

“Conversion Ratio” has the meaning set forth in Section 2.5 below.

“Disclosure Schedule” has the meaning set forth in Article 3 below.

“Dissenting Shareholder” means a shareholder of record of the Company who has not voted his/her/its Company Common Shares in favor of the Merger and who has filed a notice of election to dissent in accordance with the provisions of Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes.

“Dissenting Shares” means Company Common Shares held as of the Effective Time by a Dissenting Shareholder.

“Effective Time” has the meaning set forth in Section 2.4 below.

“Environmental Laws” has the meaning set forth in Section 3.11 below.

“Execution Date” has the meaning set forth in Section 2.6 below.

“Expenses” has the meaning set forth in Section 7.2(c) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” has the meaning set forth in Section 6.7(a) below.

“IRS” means the Internal Revenue Service.

“Knowledge” means actual knowledge after reasonable investigation.

“Loss” and “Losses” have the meanings set forth in Section 5.6(a) below.

“Merger” has the meaning set forth in Section 2.1 below.

“Merger Consideration” means (i) the Buyer Preferred Shares, and (ii) the Buyer Common Shares.

“Merger Sub” has the meaning set forth in the preface above.

“Merger Sub Share” means any share of Common Stock, $0.01 par value per share, of Merger Sub.

“Most Recent Balance Sheet” has the meaning set forth in Sections 3.5 below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parties” has the meaning set forth in the preface above.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Requisite Company Stockholder Approval” means the affirmative vote of the holders of 51% of the Company Common Shares in favor of this Agreement and the Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Special Company Meeting” has the meaning set forth in Section 6.8 below.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Surviving Corporation” has the meaning set forth in Section 2.1 below.

“Taxes” has the meaning set forth in Section 3.9(h)(i) below.

“Tax Return” has the meaning set forth in Section 3.9(h)(ii) below.

“Willful Breach” has the meaning set forth in Section 7.1(c) below.

2. Basic Transaction.

2.1 The Merger. At the Effective Time, on and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into Company (the “Merger”). The separate existence of Merger Sub shall cease, and Company shall be the corporation surviving the Merger (the “Surviving Corporation”) and shall be governed by the laws of the State of Nevada.

2.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 100 N. Tampa Street, Suite 2700, Tampa, Florida 33602, commencing at 10:00 A.M., local time, on the second business day following the satisfaction or waiver of the conditions set forth in Section 7 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

2.3 Actions at the Closing. At the Closing, (i) Company will deliver to Buyer and Merger Sub the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) Buyer and Merger Sub will deliver to Company the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) Merger Sub and Company will file with the Secretary of State of the State of Nevada Articles of Merger in such form as required by, and executed and certified in accordance with, the relevant provisions of Section 92A.200 of the Nevada Revised Statutes (the “Articles of Merger”), and (iv) Buyer will deliver in the manner provided below in this Article 2 the certificate evidencing the Buyer Shares issued in the Merger.

2.4 Effect of Merger.

(a) General. The Merger shall become effective at the time (the “Effective Time”) Merger Sub and Company file the Articles of Merger with the Secretary of State of the State of Nevada. The Merger shall have the effect set forth in Chapter 92A of the Nevada Revised Statutes. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Merger Sub or Company in order to carry out and effectuate the transactions contemplated by this Agreement.

(b) Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect at and as of the Effective Time will be the Certificate of Incorporation of the Surviving Corporation upon and following the Merger.

(c) Bylaws. The Bylaws of Company in effect at and as of the Effective Time will be the Bylaws of the Surviving Corporation upon and following the Merger.

(d) Directors and Officers. The directors and officers of Merger Sub in office at and as of the Effective Time will be the directors and officers of the Surviving Corporation upon and following the Merger.

2.5 Conversion of Company Common Shares. At and as of the Effective Time, each Company Common Share shall be cancelled and retired and shall be converted into the right to receive 1.48 Buyer Preferred Shares (an aggregate of 100,000 Buyer Preferred Shares among all Company Common Shares) (the ratio of 1.48 Buyer Preferred Shares to one Company Common

Share is referred to herein as the “Conversion Ratio”; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Company Common Shares outstanding. No Company Common Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.5 after the Effective Time.

2.6 Intentionally Omitted.

2.7 No Fractional Shares. No fraction of a Buyer Share will be issued, but in lieu thereof each holder of Company Common Shares who would otherwise be entitled to a fraction of a Buyer Share will, upon surrender thereof to the Buyer, be paid an amount in cash equal to the value of such fraction of a share based on the Conversion Ratio. No interest shall be paid on such amount.

2.8 Merger Sub Shares. Each Merger Sub Share issued and outstanding at and as of the Effective Time shall be cancelled and retired and shall be converted into the right to receive one share of the Surviving Corporation.

2.9 Procedure for Payment.

(a) Merger Consideration. Except as set forth herein, from and after the Effective Time, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company stock (“Certificate” or “Certificates”) shall be entitled to receive in exchange therefor, upon surrender thereof to Buyer, the Merger Consideration for each share of Company stock so represented by the Certificate or Certificates surrendered by such holder thereof.

(b) Exchange of Certificates. At the Closing, the Company Shareholders shall deliver to Buyer stock certificates evidencing the Company Common Shares held by such Company Shareholder duly endorsed to Buyer, or accompanied by valid stock powers duly executed in favor of Buyer, in blank. As promptly as practicable after the Closing, Buyer shall deliver to each such Company Shareholder a certificate or certificates issued in the name of such Company Shareholder evidencing such Company Shareholder’s pro rata portion of the Merger Consideration.

(c) Right to Merger Consideration. Until surrendered and exchanged in accordance with this Section 2.9, each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, multiplied by the number of Company Common Shares, evidenced by such Certificate, and shall have no other rights. No interest shall accrue or be payable on any Merger Consideration. Neither Buyer nor Company shall be liable to any holder of shares of Company Common Shares for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Dividends on Buyer Shares. From and after the Effective Time, no holder of a Certificate or Certificates shall be entitled to receive any dividend or other distribution from Buyer until surrender of such holder of Certificate or Certificates for a Certificate or Certificates representing Buyer Shares. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that heretofore became payable by Buyer, but were not paid by reason of the foregoing with respect to the number of whole shares of Buyer Shares represented by the Certificate or Certificates issued upon such surrender. From and after the Effective Time, Buyer shall, however, be entitled to treat such Certificate or Certificates that have not yet been surrendered or exchanged as evidencing the ownership of the aggregate Merger Consideration into which such Buyer Shares represented by such Certificate or Certificates shall have been converted, notwithstanding any failure to surrender such Certificate or Certificates.

2.10 Closing of Transfer Records. As of and after the Effective Time, transfers of Company Common Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

2.11 Dissenting Shares. Upon filing a notice of election to dissent, a Dissenting Shareholder shall thereafter be entitled only to payment as provided in Chapter 92A of the Nevada Revised Statutes and shall not be entitled to vote or to exercise any other rights of a shareholder of the Company. If notice of election to dissent is withdrawn in writing by the Dissenting Shareholder prior to the time an offer is made by the Company to pay for his shares, then, such Dissenting Shareholder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable in respect of such shares pursuant to this Agreement.

The Company shall give Buyer prompt notice of any written notices of election to dissent, withdrawals of such election, and any other instruments that relate to such election received by the Company. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal of Company Common Shares or offer to settle or settle any such demands.

2.12 Taking of Necessary Action; Future Action. Each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both Parties, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and will take, all such lawful and necessary action.

3. Representations and Warranties Relating to the Company.

Company and each of the Company Shareholders represent and warrant to Buyer that the statements contained in this Article 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule with respect to Company will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3.

3.1 Organization, Qualification, and Corporate Power. Each of Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Company beneficially owns all of the outstanding capital stock of each of its Subsidiaries.

3.2 Capitalization. The entire authorized capital stock of Company consists of 75,000 Company Common Shares, 67,500 of which are issued and outstanding. All of the issued and outstanding Company Common Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth in the Schedule 3.2, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

3.3 Authorization of Transaction. Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of the Company and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated other than the Requisite Company Stockholder Approval. This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of Company, enforceable in accordance with its terms and conditions.

3.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Company and its Subsidiaries is subject or any provision of the charter or bylaws of any of Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Nevada Business Corporation Act, the Securities Exchange Act, the Securities Act and the state securities laws, none of Company and its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

3.5 Financial Statements. Company has provided Buyer with an unaudited balance sheet of the Company as of December 31, 2004 and unaudited statement of operations and cash flow for the year then ended (the “Most Recent Balance Sheet”) and the related statements of operations and cash flows for the period then ended. All such financial statements (the “Company Financial Statements”). The Company Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the financial condition of the Company and its results of operations as of the dates and for the periods indicated (except as may be indicated in the notes thereto), subject in the case of the interim unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

3.6 Events Subsequent to Most Recent Fiscal Quarter End. Since the date of the Most Recent Balance Sheet, there has not been (a) any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Company and its Subsidiaries taken as a whole, (b) in the case of the Company, any declaration, setting aside or payment of any dividend or any other distribution with respect to its capital stock, or (c) any change by the Company in accounting principles or methods.

3.7 Undisclosed Liabilities. None of Company or its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due), including any liability for taxes which would be required to be disclosed in audited financial statements (including the notes thereto) by GAAP, except for (i) liabilities set forth in the Most Recent Balance Sheet (including in any notes thereto) and (ii) liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

3.8 Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any of their respective properties at law or in equity, before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel.

3.9 Tax Matters. Except as set forth in the Disclosure Schedule:

(a) Filing of Timely Tax Returns Company and each of its Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns (as hereinafter defined) required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis. Company has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by any of Company and its Subsidiaries for the past two (2) years.

(b) Payment of Taxes. Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes (as hereinafter defined) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

(c) Tax Reserves. Company and its Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

(d) Tax Liens. There are no Tax liens upon the assets of Company or any of its Subsidiaries except liens for Taxes not yet due.

(e) Withholding Taxes. Company and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from any employee wages and any amounts owed to any independent contractor, creditor, stockholder, or other third party and paid over to the proper governmental authorities all amounts required.

(f) Extensions of Time for Filing Tax Returns. Neither Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed.

(g) Tax-Free Reorganization. Neither the Company nor any of its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under the Code. Company and its Subsidiaries will not, at the time of the transaction, have any outstanding warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in the Company.

(h) As used in this Agreement:

(i) “Taxes” means any Federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

(ii) “Tax Return” means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities.

3.10 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slow downs or lockouts.

3.11 Environmental Matters. To the knowledge of the Company, the Company and each of its Subsidiaries are in compliance with all applicable federal, state, regional and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, “Environmental Laws”). Neither the Company nor any of its Subsidiaries has received any written notice (i) of any violation of an Environmental Law or (ii) of the institution of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party of any such violation.

3.12 Material Contracts and Agreements.

(a) Except as listed on Schedule 3.12, there are no contracts or agreements that are material to the business, financial condition, properties, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

(b) As of the date hereof, no default in performance or failure to perform under, and no anticipatory breach of, any of the contracts listed on Schedule 3.12 has occurred or is continuing, and none of the parties to any such contract has alleged that the other has defaulted in performance or failed to perform, other than (i) a default in payment that shall not have continued more than 30 days from the date on which the payment was originally due pursuant to the terms of the applicable contracts, and (ii) a default or failure that is immaterial with respect to all such contracts (provided that all such immaterial defaults or failures in the aggregate are immaterial with respect to all such contracts when taken in the aggregate).

(c) Neither the Company nor any Subsidiary is subject to any agreement which restricts competition with any other person or provides that the Company, any Subsidiary or affiliate may not engage in any business or sell or distribute any product or service.

3.13 Intellectual Property. The Company and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs which are material to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To the knowledge of the Company, no person is infringing the rights of the Company with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

3.14 Certain Fees. None of Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.15 Company Board of Directors Action. The Board of Directors of Company (at a meeting duly called and held, or in a written consent in lieu of such meeting) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of the Company and its shareholders, (b) resolved to recommend the approval of this Agreement and the Merger by the holders of the Company Common Shares and directed that the Merger be submitted for consideration by the holders of the Company Common Shares at the Meeting, and (c) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

4. Representations and Warranties of Company Shareholders.

Each Company Shareholder represents and warrants to Buyer and Merger Sub that the statements contained in this Article 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).

4.1 Powers, Binding Effect, Etc.. Each of the Company Shareholders has full right, power and authority to execute and deliver this Agreement and the other documents to which such Company Shareholder is or will be a party and to perform such Company Shareholder’s obligations hereunder and thereunder. This Agreement and the other documents to which such Company Shareholder is or will be a party constitute the valid and legally binding obligation of such Company Shareholder, enforceable in accordance with its terms and conditions. Such Company Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any regulatory authority agency in order to consummate the transactions contemplated by this Agreement and the other documents to which such Company Shareholder is a party.

4.2 No Breach or Violation. The execution and the delivery of this Agreement by such Company Shareholder and the other documents to which he, she or its is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Company Shareholder is subject;

(b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, indebtedness, encumbrance, commitment, contract, lease, license, instrument, or other arrangement to which such Company Shareholder is a party or by which he, she or it is bound or to which any of his, her or its assets is subject; or

(c) impose any security interest or lien on any Company Common Shares held by such Company Shareholder.

4.3 Brokers’ Fees. Such Company Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or Merger Sub could become liable or obligated.

4.4 Approval of Merger. Each Company Shareholder has voted, or will timely vote, in favor of the Merger and the transactions contemplated hereby.

4.5 Investment. Each of the Company Shareholders:

(a) understands that neither the Buyer Shares nor the Buyer Common Shares issuable upon conversion of the Buyer Preferred Shares (collectively, “Buyer Securities”) have been, and may not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering;

(b) understands that, as more fully described in Section 14.1 hereof, neither the Buyer Shares nor the Buyer Common Shares issuable upon conversion of the Buyer Preferred Shares may be transferred for a period of one (1) year following the Effective Time without the prior written consent of Buyer and that “stop transfer” instructions will be given to the Buyer’s transfer agent consistent with such one year transfer restriction.

(c) understands that the stock certificates representing the Buyer Shares and the Buyer Common Shares issuable upon conversion of the Buyer Preferred Shares will bear restrictive legends prohibiting the transfer of such shares other than in compliance with clauses (a) and (b) above.

(d) is acquiring the Buyer Securities solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof;

(e) is a sophisticated investor with knowledge and experience in business and financial matters;

(f) has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Securities;

(g) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Securities;

(h) is an Accredited Investor (as defined in Rule 501 of Regulation D under the Securities Act); and

(i) is a resident of the state indicated on the address under such Company Shareholder’s signature on the signature pages hereto.

4.6 Company Common Shares. Such Company Shareholder holds of record and owns beneficially the number of Company Common Shares set forth next to his or her or its name on Schedule 3.2, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Company Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Company Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Such Company Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

4.7 Tax Matters. Such Company Shareholder has not knowingly taken, or knowingly agreed or knowingly failed to take, any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Such Company Shareholder has sought and obtained his, her or its own advisor as to the tax consequences of the Merger and the investment in the Buyer Securities.

5. Representations and Warranties Relating to Buyer.

Buyer and Merger Sub represent and warrant to Company that the statements contained in this Article 5 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5).

5.1 Organization. Each of Buyer and its Subsidiaries, including Merger Sub, is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

5.2 Capitalization.

(a) The entire authorized capital stock of Buyer consists of 1,200,000,000 Buyer Shares, of which 115,442,776 shares of Buyer’s Series A Preferred Stock, $0.001 par value per share, and 134,720,015 Buyer Common Shares are issued and outstanding. All of the Buyer Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid and nonassessable.

(b) The entire authorized capital stock of Merger Sub consists of 1,000 Merger Sub Shares, 100 of which Merger Sub Shares are issued and outstanding and owned by Buyer. All of the issued and outstanding Merger Sub Shares have been duly authorized and are validly issued, fully paid and nonassessable.

5.3 Authorization of Transaction. Buyer and Merger Sub each has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer and Merger Sub, enforceable in accordance with its terms and conditions.

5.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or any of its Subsidiaries is subject or any provision of the charter or bylaws of Buyer or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Nevada Business Corporation Act, the Securities Exchange Act, the Securities Act, and the state securities laws, Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

5.5 Financial Statements. Buyer has provided Company with (a) an audited balance sheet of Buyer as of December 31, 2003 and audited statement of operations and cash flow for the year then ended; and (b) an unaudited balance sheet of Buyer as of December 31, 2004 and the related statements of operations and cash flows for the period then ended. All such financial statements (the “Buyer Financial Statements”). The Buyer Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the financial condition of Buyer and its results of operations as of the dates and for the periods indicated (except as may be indicated in the notes thereto), subject in the case of the interim unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

5.6 Certain Fees. None of Buyer and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.7 Continuity of Business Enterprise. It is the present intention of Buyer to continue at least one significant historic business line of Company, or to use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Treasury Reg. §1.368-1(d).

5.8 Board of Directors Action.

(a) The Board of Directors of Buyer (at a meeting duly called and held, or in a written consent in lieu of such meeting) has by the requisite vote of all directors present (a) determine that the Merger is advisable and in the best interests of the Buyer and its shareholders, (b) resolved to recommend the approval of this Agreement and the Merger and the issuance of Buyer Shares in connection therewith by the holders of the Buyer Shares and directed that the Merger be submitted for consideration by the holders of the Common Stock, and (c) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

(b) The Board of Directors of Merger Sub (at a meeting duly called and held, or in a written consent in lieu of such meeting) has by the requisite vote of all directors present (a) determine that the Merger is advisable and in the best interests of the Merger Sub and its shareholders, (b) resolved to recommend the approval of this Agreement and the Merger and directed that the Merger be submitted for consideration by the holders of the Merger Sub Shares, and (c) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

6. Covenants.

6.1 Interim Operations. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, or as otherwise approved in advance by Buyer in writing:

(a) Conduct of Business. The Company will, and will cause each of its Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice. The Company will use reasonable efforts to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the service of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it or its Subsidiaries.

(b) Articles and By-Laws. The Company will not and will not permit any of its Subsidiaries to make any change or amendment to their respective articles of incorporation or by-laws (or comparable governing instruments).

(c) Capital Stock. The Company will not, and will not permit any of its Subsidiaries to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to Stock Options) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or purchase or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures.

(d) Dividends. The Company will not and will not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them.

(e) Employee Plans, Compensation, Etc. The Company will not, and will not permit any of its Subsidiaries to, amend any Benefit Plan or to adopt any arrangement which would be a “Benefit Plan” or increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(f) Debt. The Company and its Subsidiaries will not (a) assume any indebtedness or, except in the ordinary course of business for working capital purposes, incur any indebtedness, or (b) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments (other than short-term investments pursuant to customary cash management systems of the Company) in, any other person other than such of the foregoing as are made by the Company to, in or from a wholly owned Subsidiary of the Company. The Company will not enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements.

(g) Representation and Warranty. The Company will promptly advise Buyer of any information which becomes known to it or any subsidiary that would make any representation or warranty of the Company herein not true or not correct.

(h) Acquisitions. The Company and its Subsidiaries will not acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets, except purchases of inventory items or supplies in the ordinary course of business consistent with past practice.

(i) Asset Sales. The Company and its Subsidiaries will not sell, lease, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice.

(j) Tax Settlements. The Company and its Subsidiaries will not make any tax election or settle or compromise any income tax or other tax liability or refund.

(k) Other Settlements. The Company and its Subsidiaries will not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms.

6.2 Access and Information. Company will (and will cause each of its Subsidiaries to) afford to Buyer and its representatives (including without limitation directors, officers and employees of Buyer and its affiliates, and counsel, accountants and other professionals retained by Buyer) such access throughout the period prior to the Effective Time to its books, records (including without limitation tax returns and work papers of independent auditors), agreements, properties (including for the purpose of making any reasonable Phase I environmental investigation), personnel, suppliers and franchisees as Buyer requests.

6.3 Certain Filings, Consents and Arrangements. Buyer and the Company will cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations.

6.4 State Takeover Statutes. The Company will, upon the request of Buyer, take all reasonable steps to exempt the Company and the Merger from the requirements of any state takeover law by action of the Company’s Board of Directors or otherwise.

6.5 Employee Matters. On and after the Effective Time, the Surviving Corporation will honor (but only in accordance with their terms in effect at the date hereof) those employment, severance, termination, consulting and retirement agreements to which the

Company or any of its subsidiaries is presently a party, which are listed in Schedule 6.5 with the amounts payable thereunder specified and the duration of such payments described, and of which the Company has heretofore provided Buyer with true and correct copies thereof as in effect at the date hereof.

6.6 Survival of Representations and Agreement. The representations and warranties of (a) the Company and the Company Shareholders contained in Article 3 hereof and (b) the Buyer and Merger Sub contained in Article 5 hereof shall survive the Closing and remain in full force and effect for a period of twelve (12) months following the Closing Date; provided, however, that the representations and warranties contained in Article 4 hereof shall survive the Closing hereunder and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

6.7 Indemnification and Insurance.

(a) From and after the Effective Time, Buyer will indemnify and hold harmless each of the directors, officers, agents and other representatives, who have acted in such capacity prior to or after the Execution Date, of the Company or any of its Subsidiaries (collectively, the “Indemnitees” and individually, an “Indemnitee”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including without limitation reasonable costs of investigation, and the fees and disbursements of legal counsel and other advisers and experts), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee (collectively, “Losses” and individually, a “Loss”), (i) in connection with or arising out of any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including without limitation any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any of its Subsidiaries or their affiliates, or by any present or former shareholder of the Company (collectively, “Claims” and individually, a “Claim”), which is based upon, arises out of or in any way relates to the Merger, or any of the transactions contemplated by this Agreement, including without limitation any schedule or exhibit hereto, other than a Claim which is based upon or attributable to the purchase and sale of equity securities of the Company under Section 16(b) of the Exchange Act or from transactions in securities of the Company which were effected in violation of Section 10(b) of the Exchange Act, or Rule 10b-5 promulgated thereunder or any comparable provision of law, and (ii) in connection with or arising out of the enforcement of the obligations of Buyer set forth in this Section 6.7. This Section 6.7(a) will be construed as an agreement, as to which the Indemnities are intended to be third party beneficiaries, between Buyer and the Indemnitees, as unaffiliated third parties, and is not subject to any limitations to which Buyer may be subject in indemnifying its own directors.

(b) In the event the Surviving Corporation or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

6.8 Special Company Meeting. The Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and bylaws, to convene a special meeting of the holders of Company Common Shares, or have such matters addressed in a written consent of shareholders in lieu of such special meeting (“Special Company Meeting”) as promptly as practicable for the purpose of considering and taking action upon this Agreement. The board of directors of the Company will recommend that holders of Company Common Shares vote in favor of and approve the Merger and this Agreement at the Special Company Meeting.

6.9 Additional Agreements. Subject to the terms and conditions herein, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations and filings (including without limitation filings under the Hart-Scott-Rodino Act) and obtaining any required contractual consents. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, as such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

6.10 Certain Litigation. The Company shall give Buyer the opportunity to participate in the defense or settlement of any litigation against the Company or its directors relating to the transactions contemplated by this Agreement. No such settlement shall be agreed to without Buyer’s consent.

6.11 Tax Treatment. The Company and the Company Shareholders acknowledge and agree that it is intended that the Merger will constitute a reorganization under Section 368(a) of the Code. The Company and the Company Shareholders shall not knowingly take actions or cause actions to be taken that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. The Company and the Company Shareholders shall, among other things, take those actions necessary to effect the tax-free reorganization, including those actions required by Treas. Reg. Section 1.368-3.

7. Conditions to Obligation to Close.

7.1 Conditions to Obligation of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations True. The representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date;

(b) Covenants. Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) No Proceedings. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former subsidiaries of Company, or (D) affect adversely the right of any of the former subsidiaries of Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) Stockholder Approval. This Agreement and the Merger shall have received the Requisite Company Stockholder Approval;

(e) Consents. Company and its Subsidiaries shall have procured all of the third party consents necessary for the consummation of the Merger;

(f) Resignations. Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Company and its Subsidiaries other than those whom Buyer shall have specified in writing at least five business days prior to the Closing;

(g) Company Shareholders. All of the Company Shareholders shall have executed this Agreement, or a counterpart hereof, and shall have delivered at the Closing stock certificates representing their respective Company Common Shares, duly endorsed to Buyer.

(h) Dissenting Shareholders. There shall be no Dissenting Shareholders to the Merger or the transactions contemplated by this Agreement.

(i) Material Adverse Change. There shall have been no material adverse change from the date hereof in the business, condition (financial or otherwise), operations or prospects of Company, except changes contemplated, permitted or required by this Agreement;

(j) Officer’s Certificate. Company shall have delivered to Buyer a certification of one of its executive officers to the effect that each of the conditions specified in Section 7.1(a)-(d) is satisfied in all respects;

(k) Other Matters. All actions to be taken by Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2 Conditions to Obligations of Company. The obligations of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations True. The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(b) Covenants. Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) No Proceedings. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of Company, or (D) affect adversely the right of any of the former Subsidiaries of Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) Officer’s Certificate. Buyer shall have delivered to Company a certification of one of its executive officers to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects (other than with respect to Requisite Company Stockholder Approval);

(e) Other Matters. All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Company.

Company may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

8. Termination.

8.1 Termination of Agreement. Buyer or Company may terminate this Agreement with the prior authorization of their respective board of directors (whether before or after stockholder approval) as provided below:

(a) Buyer or Company may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(b) Buyer or Company may terminate this Agreement if the Merger shall not have been consummated on or before February 28, 2005 (unless such circumstance is the result of a breach of the terms hereof in any material respect by the party exercising the termination right);

(c) Buyer or Company may terminate this Agreement if the other Party commits a willful breach that is not cured within ten days after receipt by the breaching party of written demand for cure by the non-breaching Party. For purposes of this Agreement, a “willful breach” means a knowing and intentional violation by a Party of any of its covenants, agreements or obligations under this Agreement;

(d) Buyer may terminate this Agreement if the Merger and this Agreement shall have been submitted to a vote of the stockholders of Company but shall not have received the Requisite Company Stockholder Approval;

(e) Buyer may terminate this Agreement if the recommendation by the Board of Directors of Company or the Merger or this Agreement is modified or withdrawn in any way detrimental to Buyer (and Company acknowledges that a determination by its Board of Directors not to call and hold the Special Company Meeting shall be deemed to be a withdrawal of its recommendation).

8.2 Effect of Termination.

(a) If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party.

(b) Notwithstanding the provisions of Section 8.2, if this Agreement is terminated by Buyer pursuant to Section 8.1 (c) then Company shall immediately pay to Buyer on demand all Expenses incurred by Buyer in pursuing the transactions contemplated hereby.

(c) As used herein, the term “Expenses” shall mean the reasonable out-of-pocket fees and expenses of a Party (including without limitation the fees and expenses of counsel, investment advisors and accountants of such Party) in connection with the transactions contemplated by this Agreement. Expenses shall include all fees and expenses incurred in the collection of Expenses.

9. Miscellaneous.

9.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 2 above concerning issuance of the Buyer Shares and are intended for the benefit of the Company Shareholders and (ii) the provisions in Section 6.7 above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

9.3 Entire Agreement. This Agreement (including the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Company:

7660 Fay Avenue; Suite H301

La Jolla, CA 92037

Attn: Robert J. Doolittle

If to Buyer or Merger Sub:

250 Montgomery Street; Suite 1200

San Francisco, CA 941044307

Attn: Daniel M. O’Donnell

Copy to:

Foley & Lardner LLP

100 N. Tampa Street

Suite 2700

Tampa, FL 33602

Attn: Martin A. Traber

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.11 Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise contemplated by Section 8.2 hereof.

9.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

9.13 Incorporation of Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Buyer:

INTERSEARCH GROUP, INC.

By:	/s/ Gary W. Bogatay, Jr.
Gary W. Bogatay
Chief Financial Officer

Merger Sub:

LA JOLLA ACQUISITION CORPORATION

By:	/s/ Robert J. Doolittle
Robert J. Doolittle
President

Company:

LA JOLLA INTERNET PROPERTIES, INC.

By:	/s/ Robert J. Doolittle
Robert J. Doolittle
President

Company Shareholders:

/s/ Daniel M. O’Donnell
Daniel M. O’Donnell

Address:	7660 Fay Avenue; Suite H301
La Jolla, CA 92037

/s/ Andrew Keery
Andrew Keery

Address:	7660 Fay Avenue; Suite H301
La Jolla, CA 92037

/s/ Robert Hoult
Robert Hoult

Address:	7660 Fay Avenue; Suite H301
La Jolla, CA 92037

/s/ Steven Ernst
Steven Ernst

Address:	7660 Fay Avenue; Suite H301
La Jolla, CA 92037

SCHEDULE 3.2

Capitalization

Shareholder	Common Stock
O’Donnell, Daniel	16,875
Keery, Andrew	16,875
Hoult, Robert	16,875
Ernst, Steve	16,875

Total:	67,500

SCHEDULE 3.12

Material Contacts

Ask Jeeves Advertising Services and Search Services Syndication Agreement dated May 24, 2004 between Ask Jeeves, Inc. and the Company.